Exhibit 10.8

[COMPANY LETTERHEAD]

[Date]

[Director’s Adrees]

Re:	Director Offer Letter

Dear [Director Name]:

AUSSIE AUSSIE ACQUISITION CORPORATION, a Cayman Islands company (the “Company”) is pleased to offer you a position as a member of the Company’s Board of Directors (the “Board”). We are very impressed with your credentials, and we look forward to your future success in this role.

This letter shall constitute an agreement (“Agreement”) between you and the Company and contains all the terms and conditions relating to the services you are to provide.

1.	Term. Subject to the approval of the Board of Directors of the Company, this Agreement shall have an initial term of __________ years, commencing on the closing date (the “Appointment Date”) of the Company’s initial public offer. Your term as director shall continue subject to the provisions in Section 7 below or until your successor is duly elected and qualified.

2.	Services. You shall render services as a member of the Board in accordance with high professional and ethical standards and in accordance with all applicable laws and rules and regulations pertaining to your performance hereunder. You shall be required to attend all meetings of the Board called from time to time either in-person or by telephone. Should you be elected to serve on a committee of the Board, you shall be required to attend such number of meetings of such committee as required by its members pursuant to the charter of such committee or as may be called from time to time. The services described in this Section 2 shall hereinafter be referred to as your “Duties.”

3.	Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4.	Compensation.

4.1.	Cash Compensation. You will be paid a director’s fee of AUD$5,000 per month (plus any applicable goods and service tax) on a monthly basis (“Director’s Fee”) for performing your Duties. The Director’s Fee will be fully paid at the end of each month in which you serve as an independent director. It is anticipated that the Director’s Fee will continue for so long as you are a director and will continue to be paid in monthly increments; provided, however, that the Company will not be obligated to pay for any Director’s Fee following the termination of your position as a director.

4.2.	Service on Board Committee(s). Should you be named to a committee of the Board, the Compensation Committee of the Board will determine any additional compensation, if any, for serving on such committee. However, the Company currently does not plan to provide any additional compensation to members of Committees of the Board other than the chairmen of such committees.

5.	No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

6.	Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

6.1.	Definition. For purposes of this Agreement, the term “Confidential Information” means:

a.	Any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company is engaged; or

b.	Any information that is related to the business of the Company and is generally not known by non-Company personnel.

c.	By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements.

6.2.	Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

a.	Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b.	Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c.	Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

6.3.	Documents. You agree that, without the express prior written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or resignation, as provided in Section 7 herein.

6.4.	No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this Section 6.4 shall survive termination of this Agreement.

7.	Termination and Resignation. Your membership on the Company’s Board may be terminated for any or no reason or you may also terminate your membership on the Board for any or no reason except as provided in the Company’s Memorandum and Articles of Association, as amended from time to time. Upon the effective date of the termination or resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any cash compensation (or equivalent value in ordinary shares of the Company), if application, that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or resignation.

8.	Indemnification; Insurance.

8.1.	Indemnification. In addition to and without limiting any other right or remedy available to you, the Company agrees to indemnify and hold you harmless to the fullest extent authorized in the Company’s governing documents and applicable law, from and against any and all expenses, including legal fees, and all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings (collectively, “Expenses”), threatened, commenced, pending or completed against you by reason of your performance of your activities as a director of the Company. The indemnity in this clause only applies if you acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, if the Company had no reasonable cause to believe that your conduct was unlawful.

8.2.	Insurance and Subrogation. The Company agrees to cover you under any directors and officers’ liability insurance obtained by the Company, subject to the following: (a) in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of your rights of recovery under any insurance policy or otherwise. You shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights; and (b) the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided) hereunder if and to the extent that you have actually received such payment under any insurance policy or other indemnity (or similar) agreement or arrangement. Without limiting the generality of the preceding sentence, the Company’s obligation to indemnify or advance the Expenses hereunder to you shall be reduced by any amount you have actually received as indemnification or advancement of Expenses from such other enterprise.

9.	Independent Contractor. You understand, acknowledge and agree that your relationship with the Company is that of an independent contractor and nothing in this Agreement is intended to or should be construed to create a relationship other than that of independent contractor. Nothing in this Agreement shall be construed as a contract of employment/engagement between you and the Company or as a commitment on the part of the Company to retain you in any capacity, for any period of time or under any specific terms or conditions, or to continue your service to the Company beyond any period.

10.	Governing Law; Resolution of Disputes. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of New York applicable to agreements made. In the event the parties are unable to settle a dispute between them regarding this Agreement, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Administered Arbitration Rules of HKIAC then in effect. The arbitration tribunal shall consist of three arbitrators to be appointed by Hong Kong International Arbitration Centre. The language of the arbitration shall be English.

11.	Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

[SIGNATURE PAGE TO FOLLOW]

This Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

AUSSIE AUSSIE ACQUISITION CORPORATION

By:
	Name:	Alexander Tsui
	Title:	Director

Agreed to and accepted:

By:
[Director Name]

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